AMENDMENT TO FUND SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment is made as of July 31, 2009 to the Fund Sub-Administration and Accounting Agreement between Old Mutual Fund Services and The Bank of New York dated September 25, 2007 (the “Agreement”).

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

1.	All references to The Bank of New York are hereby changed to The Bank of New York Mellon.
2.	Exhibit A of the Agreement is hereby replaced in its entirety with the attached Exhibit A.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

The Bank of New York Mellon		Old Mutual Fund Services

By:	/s/ Peter D. Holland	By:	/s/ Julian F. Sluyters
Name:	Peter D. Holland	Name:	Julian F. Sluyters
Title:	Managing Director	Title:	President

EXHIBIT A
TO THE FUND SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT BETWEEN OLD MUTUAL FUND SERVICES AND THE BANK OF NEW YORK MELLON DATED SEPTEMBER 25, 2007

AS AMENDED JULY 31, 2009

Name of Fund

Old Mutual Analytic Fund
Old Mutual Analytic Global Fund
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Growth Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio
Old Mutual China Fund
Old Mutual Copper Rock Emerging Growth Fund
Old Mutual International Bond Fund
Old Mutual International Equity Fund